Exhibit 10.7

May 13, 2014

Robert G. Pietrusko, Pharm.D.

1103 Dickens Drive

West Chester, PA 19380

Re:                             Offer of Employment by Voyager Therapeutics, Inc.

Dear Bob:

Voyager Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Senior Vice President of Regulatory. Until a CEO is hired for the Company, you will work directly with and report to Mark Levin and Steve Paul.

Your effective date of hire as a regular, fulltime employee (the “Start Date”) will be June 17, 2014, unless another date it agreed to by you and the Company. This is a full-time role and it is understood and agreed that you will not engage in any additional employment, consulting or other business activities (whether full-time or part-time) without prior written consent. Your normal place of work will be Cambridge, MA. It is understood and agreed that you will be on site in Cambridge three (3) to four (4) days per week unless you are traveling on behalf of the Company.

Responsibilities are expected to include, but may not limited to the following:

•                  Oversee all regulatory activities of the company, including regulatory strategy and all interactions with regulatory agencies around the world including the FDA. The latter will include oversight of all regulatory filings, including INDs and NDAs

•                  Work closely with external regulatory consultants / advisors assuring the quality and timeliness of their work

•                  Serve to help influence regulatory policy related to gene therapy working with patient advocacy groups and regulatory bodies

•                  Along with the CEO and President of R&D, serve as a spokesperson on corporate regulatory issues

•                  As a member of the company’s senior leadership management team, contribute to the company’s overall strategy, resource allocations and budgetary planning ; as well as business development discussions with potential partners and communication with the investment community

•                  Develop close and productive working relationships with members of the R&D organization and especially the company’s process development/manufacturing organization

Your base salary for this position will be paid at the rate of $325,000 per year, payable bi-weekly in accordance with the Company’s normal pay schedule. All payments are subject to legally required tax withholdings and authorized deductions. Once the CEO is hired, it is anticipated that a performance bonus program will be put in place, at which time you will be eligible to participate.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment you will be granted an option to purchase 500,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement (the “Equity Documents”). The Option will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, l/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

In addition, on an annual basis, the Company will provide you with relocation assistance in the amount of $50,000. This will be paid on a monthly basis it is expected that you will use it for your housing/hotel accommodations, flights to and from Boston, etc. Each monthly payment will be subject to customary deductions and withholdings as required by law. Should you voluntarily leave the Company, other than for death or disability, within 12 months of receiving this payment, you will be obligated to return the gross amount of the payment to the company within 30 days of your departure date.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans and 401(k) Plan subject to the terms and conditions of those plans. Presently, the Company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year on a prorata basis for the first 5 years of service and receive 12 paid holidays annually in accordance with the Company holiday schedule. (Benefits Summary Attached)

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice.

If either (i) the Company terminates your employment without Cause, or (ii) you resign from your employment with Good Reason, in either event within twelve (12) months following the consummation of a Sale Event, then all then outstanding stock options and other stock-based awards with time-based vesting held by you as of the date of termination shall immediately accelerate and become fully exercisable or nonforfeitable as of date of termination.

For purposes of this letter agreement,

“Cause” means:

(i) your dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the grantee by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) your material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

“Good Reason” means:

(i) a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company or (ii) a change of more than 50 miles in the geographic location at which you provides services to the Company, so long as you provide at least ninety (90) days notice to the Company following the initial occurrence of any such event and the Company fails to cure such event within thirty (30) days thereafter.

“Sale Event” means:

the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons, (v) a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation (as may be amended, restated or otherwise modified from time to time)), or (vi) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or another capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Sale Event.” “Sale Event” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

Enclosed is the Company’s “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Employee Agreement”). This offer of employment is conditioned on you signing and abiding by the terms of the Employee Agreement. You will be required to sign and return the Employee Agreement along with a signed copy of this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. This letter agreement and the Equity Documents and the Employee Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than May 14, 2014 at 5:00pm EST. You may sign, scan, and email the letter and Employee Agreement to Susan O’Connor at Voyager Therapeutics.

We look forward to your joining Voyager and are pleased that you will be working with us.

Sincerely,

Mark Levin
President & Chief Executive Officer

Accepted and Agreed:

/s/ Robert G. Pietrusko, Pharm.D.
Robert G. Pietrusko, Pharm.D.

May 15, 2014
Date

Received Offer of Employment on 5/15/2014
via e-mail at 10:34 am